UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2017

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 623-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2017, the Board of Directors (the “Board”) of Graco Inc. (the “Company”) elected Ms. Emily C. White as a director of the Company, effective Febuary 15, 2018. Ms. White was elected to the class of directors whose terms expire at the 2018 annual meeting of shareholders of the Company.

Ms. White has been appointed to serve on the Board’s Audit and Management Organization and Compensation Committees, effective February 15, 2018. In connection with her election, Ms. White will be receiving the standard director compensation as referenced in our Proxy Statement for the 2017 annual meeting.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 8, 2017, the Board approved an amendment to the Company’s Restated Articles of Incorporation, effective at the close of business on December 27, 2017, that changed the total number of shares which the Company shall be authorized to issue from "One Hundred Million Twenty-two Thousand Five Hundred Forty-nine (100,022,549) shares of which Ninety-seven Million (97,000,000) shares of the par value of $1.00 per share shall be Common Shares, Three Million (3,000,000) shares of the par value of $1.00 per share shall be Preferred Shares and Twenty-two Thousand Five Hundred Forty-nine (22,549) shares of the par value of $100.00 per share shall be Cumulative Preferred Shares" to "Two Hundred Ninety-four Million Twenty-two Thousand Five Hundred Forty-nine (294,022,549) shares of which Two Hundred Ninety-one Million (291,000,000) shares of the par value of $1.00 per share shall be Common Shares, Three Million (3,000,000) shares of the par value of $1.00 per share shall be Preferred Shares and Twenty-two Thousand Five Hundred Forty-nine (22,549) shares of the par value of $100.00 per share shall be Cumulative Preferred Shares."
A copy of the Company’s Restated Articles of Incorporation is filed as Exhibit 3.1 hereto and is incorporated by reference in this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
3.1 Restated Articles of Incorporation, as amended December 8, 2017.
99.1 Press Release dated December 8, 2017.

EXHIBIT INDEX

Exhibit	Description
3.1	Restated Articles of Incorporation, as amended December 8, 2017.
99.1	Press Release dated December 8, 2017.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.
Date:	December 8, 2017	By:	/s/ Karen Park Gallivan
Karen Park Gallivan
Its: Vice President, General Counsel and Secretary